Exhibit 99.1

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 26, 2007

MIDWEST AIR GROUP CONFIRMS RESULTS OF DIRECTOR ELECTIONS

Milwaukee, June 26, 2007 – Midwest Air Group, Inc. (AMEX: MEH) today announced that it has received the final voting report from IVS Associates, Inc., the independent inspector of election for the company’s 2007 Annual Meeting of Shareholders held on June 14. The report confirmed that shareholders elected the three directors nominated by AirTran Holdings, Inc. (NYSE: AAI) – John M. Albertine, Jeffrey H. Erickson and Charles F. Kalmbach – to the company’s nine-member board of directors.

“We welcome each of them to our board and look forward to sharing our long-term strategic plan with them,” said Timothy E. Hoeksema, Midwest Air Group chairman and chief executive officer. “We are confident that once the new directors have a chance to experience our outstanding service and meet our extraordinary employees, the unique culture and commitment of the Midwest team will be immediately evident to them.”

Hoeksema also recognized the three Midwest directors who are retiring from the board – John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. “We would like to offer our sincere thanks to John, Jim and Fred for their steadfast commitment to Midwest Air Group, especially throughout the past seven months during which time the board’s dedication to this company has been untiring. They have been true stewards for Midwest shareholders.”

According to IVS, the new directors received 65.0% of the shares voted at the meeting and 40.5% of all outstanding shares.

As a result of the election, the audit committee of the board of directors, which included Frederick Stratton, now has two members. The company has received a warning letter from the American Stock Exchange noting that the audit committee must be composed of at least three independent directors and that therefore the company is not in compliance with Section 121(B)(2)(a) of the AMEX Company Guide. While the exchange has given the company until September 25, 2007 to regain compliance, the company has indicated that an additional independent director is expected to be appointed to the audit committee at the next meeting of the board of directors, which is expected to be held within the next 30 days.

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Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements that may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “project,” “expect,” “anticipate,” “predict,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

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